UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2012

LAPIS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-100979	27-0016420
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

70 Kinderkamack Road, Emerson, New Jersey		07630
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 225-0190

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 17, 2012, Lapis Technologies, Inc. (the “Company”), through its wholly-owned subsidiary Enertec Electronics Ltd., an Israeli corporation (“Enertec”), entered into certain loan and related agreements (“Loan Documents”) with an Israeli bank (the “Bank”), pursuant to which Enertec obtained a loan for 14,000,000 NIS (approximately $3,685,000 US) (the “Bank Loan”).  The Bank Loan provides for a 9,000,000 NIS (approximately $2.37 Million US) long term loan that is to be repaid within five years (the “Long Term Loan”), and a 5,000,000 NIS (approximately $1.315 Million US) short term credit line (the “Credit line”).

Part of the Bank Loan proceeds were used to repay the Company’s debt to UTA Capital LLC (“UTA”) under that certain Amended and Restated Note and Warrant Purchase Agreement, dated as of September 7, 2012 (the “UTA Agreement”) (the “UTA Debt”). The Long Term Loan will initially bear interest at a rate of 2.75% per annum and the Credit Line will initially bear interest at a rate of prime 2% per annum, which interest rates are adjustable in accordance the Loan Documents.  The Bank Loan is mainly secured by a pledge of Micronet Ltd. shares an Israeli corporation, controlled by the Company via Enertec and previously pledged to UTA in connection with the UTA Debt.  In addition, Company’s other subsidiaries have provided a guarantee of Enertec’s obligations under the Loan Documents.

Enertec and its guaranteeing subsidiaries are subject to certain financial covenants set forth in the Loan Documents, including financial requirements to maintain Micronet's equity at a level of 25 million NIS (approx $6.5 Million), Micronet's cash level of 5 Million NIS (approx $1.3 Million) and maintain a financial debt to EBITDA ratio not to exceed 2.

Enertec incurred a one-time fee of approx 70,000 NIS (approximately $17,000 US) in connection with closing on the Bank Loan.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 to this current report on Form 8-K is by this reference incorporated in this Item 2.03.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAPIS TECHNOLOGIES, INC.

Dated: December 21, 2012	By:	/s/ David Lucatz
Name: David Lucatz
Title: President and Chief Executive Officer

3